The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2026

Citigroup Global Markets Holdings Inc.	November , 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH35117 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December    , 2031

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of a basket (the “basket”) consisting of the EURO STOXX 50® Index, the TOPIX® Index, the FTSE® 100 Index, Swiss Market Index® and the S&P/ASX 200 Index, each a “basket component” from the initial basket value to the final basket value.

▪	The securities offer a fixed positive return at maturity if the value of the basket remains the same or appreciates from the initial basket value to the final basket value, regardless of the extent of that appreciation. The securities also offer the potential for a positive return at maturity based on the absolute value of a limited range of potential depreciation (not more than 25.00%) of the basket. In exchange for these features, investors in the securities must be willing to forgo participation in any appreciation of the basket in excess of the fixed return and any dividends that may be paid on the stocks that constitute the basket components. In addition, investors in the securities must be willing to accept full downside exposure to the basket if the basket depreciates by more than 25.00%. If the basket depreciates by more than 25.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final basket value is less than the initial basket value. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Weighting	Initial Component Value*
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	40.00%
	TOPIX® Index (ticker symbol: “TPX”)	25.00%
	FTSE® 100 Index (ticker symbol: “UKX”)	17.50%
	Swiss Market Index® (ticker symbol: “SMI”)	10.00%
	S&P/ASX 200 Index (ticker symbol: “AS51”)	7.50%
	* For each basket component, its closing value on the pricing date
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	November , 2026 (expected to be November 30, 2026)
Issue date:	December , 2026 (expected to be December 3, 2026)
Valuation date:	November , 2031 (expected to be November 28, 2031) subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	December , 2031 (expected to be December 3, 2031)
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪     If the final basket value is greater than or equal to the initial basket value:

$1,000 + the fixed return amount

▪     If the final basket value is less than the initial basket value but greater than or equal to the trigger value:

$1,000 + ($1,000 × the absolute basket return)

▪     If the final basket value is less than the trigger value:

$1,000 + ($1,000 × the basket return)

If the final basket value is less than the trigger value, your payment at maturity will be less, and possibly significantly less, than $750.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial basket value:	100
Final basket value:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, its closing value on the valuation date
Fixed return amount:	$497.50 per security (49.75% of the stated principal amount). You will receive the fixed return amount only if the final basket value is greater than or equal to the initial basket value.
Absolute basket return:	The absolute value of the basket return
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Trigger value:	75, 75.00% of the initial basket value
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17334HCW1 / US17334HCW16
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$30.00(2)	$965.00
		$5.00(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $889.50 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $35.00 for each $1,000.00 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $30.00 for each $1,000.00 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026	Underlying Supplement No. 13 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each basket component will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each basket component. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket value will be calculated based on (i) for each unaffected basket component, its closing value on the originally scheduled valuation date and (ii) for each affected basket component, its closing value on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

November 2026	PS-2

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the basket components that provides a fixed return of 49.75% if the basket has not depreciated as of the valuation date;

▪	To obtain a positive return for a limited range of negative performance of the basket; and

▪	To potentially outperform the basket in a moderately bullish or moderately bearish scenario, without taking into account lost dividend yield.

If the final basket value is less than the trigger value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final basket value from the initial basket value.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 5 years
Fixed return amount:	$497.50 per security (49.75% of the stated principal amount)
Trigger value:	75% of the initial basket value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Coupon:	None

Key Investment Rationale

The securities offer the potential for a positive return at maturity regardless of whether the basket appreciates or depreciates, but only so long as any depreciation does not exceed 25.00%. At maturity, if the final basket value is greater than or equal to the initial basket value, investors will receive the fixed return of 49.75%.  If the final basket value is less than the initial basket value, but not by more than 25.00%, investors will receive the stated principal amount of their investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25.00%.  However, if the final basket value is less than the initial basket value by more than 25.00%, investors will be negatively exposed to the full amount of the percentage decline in the basket from the initial basket value to the final basket value and will lose 1% of the stated principal amount for every 1% of that decline.  Investors may lose their entire initial investment in the securities.  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Fixed Return and Absolute Return Features:	The securities offer the potential for a positive return at maturity regardless of whether the basket appreciates or depreciates, but only so long as any depreciation does not exceed 25.00%. The securities offer (i) a fixed positive return if the basket remains the same or appreciates at all and (ii) a positive return equal to the absolute value of the depreciation of the basket if the basket depreciates by up to 25.00%.
Upside Scenario if the Basket Appreciates:	The final basket value is greater than or equal to the initial basket value. In this case, you receive for each security that you hold $1,000 plus the fixed return amount.
Absolute Return Scenario:	The final basket value is less than the initial basket value but is greater than or equal to the trigger value, which is 75% of the initial basket value. In this case, you receive a 1% positive return on the securities for each 1% negative return on the basket. For example, if the final basket value is 5% less than the initial basket value, the securities will provide a positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 25.00% return at maturity.
Downside Scenario:	The final basket value is less than the trigger value. In this case, you would receive at least 25.00% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the level of the basket over the term of the securities. Under these circumstances, the payment at maturity will be less than $750.00 per security. For example, if the final basket value is 50% less than the initial basket value, you would receive at maturity 50% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.
November 2026	PS-3

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends that may be paid on the stocks included in the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components or the stocks included in the basket components” below.

Dual Directional Trigger Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Basket

Your actual payment at maturity per security will depend on the actual final basket value, which will depend on the actual closing value of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket value is greater than or less than the initial basket value and by how much.

Example 1—Upside Scenario A. The hypothetical final basket value is 110.00 (a 10.00% increase from the hypothetical initial basket value), which is greater than the hypothetical initial basket value by less than the fixed return of 49.75%.

November 2026	PS-4

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	5%	40.00%	2.00%
TOPIX® Index	8%	25.00%	2.00%
FTSE® 100 Index	12%	17.50%	2.10%
Swiss Market Index®	15%	10.00%	1.50%
S&P/ASX 200 Index	32%	7.50%	2.40%
Sum of hypothetical weighted component returns:			10.00%

Hypothetical final basket value = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + 10.00%)

= 100 × 1.10

= 110.00

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $497.50

= $1,497.50

Because the basket appreciated from the hypothetical initial basket value to the hypothetical final basket value, your total return on the securities at maturity in this scenario would equal the fixed return of 49.75%.

Example 2—Upside Scenario B. The hypothetical final basket value is 160.00 (a 60.00% increase from the hypothetical initial basket value), which is greater than the hypothetical initial basket value by more than the fixed return of 49.75%.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	60%	40.00%	24.00%
TOPIX® Index	57%	25.00%	14.25%
FTSE® 100 Index	84%	17.50%	14.70%
Swiss Market Index®	75%	10.00%	7.50%
S&P/ASX 200 Index	-6%	7.50%	-0.45%
Sum of hypothetical weighted component returns:			60.00%

Hypothetical final basket value = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + 60.00%)

= 100 × 1.60

= 160.00

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $497.50

= $1,497.50

Because the basket appreciated from the hypothetical initial basket value to the hypothetical final basket value, your total return on the securities at maturity in this scenario would equal the fixed return of 49.75%. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket.

Example 3—Upside Scenario C. The hypothetical final basket value is 90.00 (a 10.00% decrease from the hypothetical initial basket value), which is less than the hypothetical initial basket value but greater than the hypothetical trigger value.

November 2026	PS-5

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	-15%	40.00%	-6.00%
TOPIX® Index	-12%	25.00%	-3.00%
FTSE® 100 Index	2%	17.50%	0.35%
Swiss Market Index®	-9%	10.00%	-0.90%
S&P/ASX 200 Index	-6%	7.50%	-0.45%
Sum of hypothetical weighted component returns:			-10.00%

Hypothetical final basket value = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + -10.00%)

= 100 × 0.90

= 90.00

Payment at maturity per security = $1,000 + ($1,000 × the absolute basket return)

= $1,000 + ($1,000 × |-10.00%|)

=$1,000 + $100.00 = $1,100.00

Because the hypothetical final basket value is less than the hypothetical initial basket value, but not by more than 25.00%, your payment at maturity in this scenario would reflect 1-to-1 positive exposure to the absolute value of the negative performance of the basket.

Example 4—Downside Scenario. The hypothetical final basket value is 30.00 (a 70.00% decrease from the hypothetical initial basket value), which is less than the hypothetical trigger value.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
EURO STOXX 50® Index	-71%	40.00%	-28.40%
TOPIX® Index	-68%	25.00%	-17.00%
FTSE® 100 Index	-66%	17.50%	-11.55%
Swiss Market Index®	-78%	10.00%	-7.80%
S&P/ASX 200 Index	-70%	7.50%	-5.25%
Sum of hypothetical weighted component returns:			-70.00%

Hypothetical final basket value = 100 × (1 + sum of hypothetical weighted component returns)

= 100 × (1 + -70.00%)

= 100 × 0.30

= 30.00

Payment at maturity per security = $1,000 + ($1,000 × the basket return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

Because the basket depreciated from the hypothetical initial basket value to the hypothetical final basket value by more than 25.00%, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the negative performance of the basket.

November 2026	PS-6

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the final basket value is less than the trigger value, the absolute return feature will not apply and the payout at maturity will be at least 25% less than the stated principal amount of the securities, and you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket value is less than the initial basket value. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. If the basket appreciates, your potential total return on the securities at maturity is limited to the fixed return amount of $497.50 per security, which is equivalent to a fixed return at maturity of 49.75%. Your return on the securities will not exceed the fixed return, even if the basket appreciates by significantly more than the fixed return. If the basket appreciates by more than the fixed return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the basket even if the basket appreciates by less than the fixed return. In addition, your potential for positive participation in the absolute value of any depreciation of the basket is limited. Because the trigger value is equal to 75.00% of the initial basket value, the return potential of the securities in the event that the basket depreciates is limited to 25.00%. Any depreciation of the basket in excess of 25.00% will result in a loss, rather than a positive return, on the securities.

▪	Investing in the securities is not equivalent to investing in the basket components or the stocks included in the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the stocks included in the basket components. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing values of the basket components on a single day. Because your payment at maturity depends on the closing values of the basket components solely on the valuation date, you are subject to the risk that the closing values on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the basket components over the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid

November 2026	PS-7

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the values and volatility of the basket components and a number of other factors, including the price and volatility of the basket components, the correlation among the basket components, the dividend yields on the stocks included in the basket components, interest rates generally, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the basket components or the stocks included in the basket components trade, the correlation between those exchange rates and the level of the applicable basket component, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the basket components may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated,

November 2026	PS-8

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket value to the final basket value.

▪	The basket components are not equally weighted. Accordingly, the performance of a basket component with a higher weighting will influence the performance of the securities to a greater degree than the performance of a basket component with a lower weighting. If a basket component with a higher weighting performs poorly, its poor performance could negate or diminish the effect on the basket return of any positive performance by a lower-weighted basket component.

▪	The basket components are subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the basket components will not be adjusted for changes in currency exchange rates. The EURO STOXX 50® Index is composed of stocks traded in euro, the TOPIX® Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the Swiss Market Index® is composed of stocks traded in Swiss franc and the S&P/ASX 200 Index is composed of stocks traded in Australian dollars. The value of each may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket components and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro, Japanese yen, pound sterling, Swiss franc and/or the Australian dollar appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the change in the value of basket components.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the basket components. Changes that affect the basket components may affect the value of your securities. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the value of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the basket components, or engaging in transactions in them, and any such action could adversely affect the value of the basket components. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the basket components or in other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

November 2026	PS-9

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2026	PS-10

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date.  The graph below sets forth the hypothetical historical daily closing value of the basket for the period from January 4, 2016 to November 11, 2026, assuming that the basket was created on January 4, 2016 with the same basket components and corresponding weights and with a value of 100 on that date.  The hypothetical performance of the basket is based on the actual closing values of the basket components on the applicable dates.  We obtained these closing values from Bloomberg L.P., without independent verification.  Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance January 4, 2016 to November 11, 2026

* The red line indicates 75% of the hypothetical value of the basket on November 11, 2026 as a hypothetical illustration of the trigger value of 75%. The actual trigger value will be equal to 75% of the initial basket value.

November 2026	PS-11

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Information About the Basket Components

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. It is calculated and maintained by STOXX Limited.  The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing value of the EURO STOXX 50® Index on November 11, 2026 was 6,393.39.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 4, 2016 to November 11, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Values January 4, 2016 to November 11, 2026

November 2026	PS-12

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market.  It comprises all domestic common stocks listed on the TSE Prime Market.  Stocks listed on the TSE Prime Market are generally large companies with longer established and more actively traded issues.  The TOPIX® Index is calculated and maintained by JPX Market Innovation & Research, Inc.  The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by JPX Market Innovation & Research, Inc., and have been licensed for use by Citigroup Global Markets Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.

Historical Information

The closing value of the TOPIX® Index on November 11, 2026 was 3,929.39.

The graph below shows the closing values of the TOPIX® Index for each day such level was available from January 4, 2016 to November 11, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical levels of the TOPIX® Index as an indication of future performance.

TOPIX® Index – Historical Closing Values January 4, 2016 to November 11, 2026

November 2026	PS-13

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.  The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.

Historical Information

The closing value of the FTSE® 100 Index on November 11, 2026 was 10,835.47.

The graph below shows the closing value of the FTSE® 100 Index for each day such value was available from January 4, 2016 to November 11, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the FTSE® 100 Index as an indication of future performance.

FTSE® 100 Index – Historical Closing Values January 4, 2016 to November 11, 2026

November 2026	PS-14

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Swiss Market Index®

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market.  The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

SIX Swiss Exchange Ltd (“SIX Swiss Exchange”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the SMI®, which is owned and published by SIX Swiss Exchange, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—The Swiss Market Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Swiss Market Index” in the accompanying underlying supplement for important disclosures regarding the SMI®.

Historical Information

The closing value of the Swiss Market Index® on November 11, 2026 was 15,053.86.

The graph below shows the closing value of the Swiss Market Index® for each day such value was available from January 4, 2016 to November 11, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the Swiss Market Index® as an indication of future performance.

Swiss Market Index® – Historical Closing Values January 4, 2016 to November 11, 2026

November 2026	PS-15

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.

Historical Information

The closing value of the S&P/ASX 200 Index on November 11, 2026 was 9,153.230.

The graph below shows the closing value of the S&P/ASX 200 Index for each day such value was available from January 4, 2016 to November 11, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the S&P/ASX 200 Index as an indication of future performance.

S&P/ASX 200 Index – Historical Closing Values January 4, 2016 to November 11, 2026

November 2026	PS-16

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2026	PS-17

Citigroup Global Markets Holdings Inc.
Dual Directional Trigger Jump Securities Based on a Basket of Five Equity Indices Due December , 2031 Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $35.00 for each $1,000.00 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $30.00 for each $1,000.00 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

November 2026	PS-18